Exhibit 99.1

  ESI Announces Fiscal 2007 Fourth Quarter and Year-End Results with
                   Strongest Fiscal Year since 2001

    PORTLAND, Ore.--(BUSINESS WIRE)--July 12, 2007--Electro Scientific Industries, Inc. (NASDAQ:ESIO), a leading provider of world-class photonic and laser micro-engineering systems, today announced results for its fiscal 2007 fourth quarter ended June 2, 2007.

    Fourth quarter sales were $71.7 million, up 21% compared to third quarter sales of $59.4 million and up 24% compared to prior year fourth quarter sales of $57.9 million. Operating income for the quarter was $10.5 million, compared with operating income of $4.0 million in the third quarter and operating income of $4.2 million in the fourth quarter a year ago. Net income for the quarter was $7.9 million, or $0.27 per diluted share, compared with net income of $5.6 million, or $0.19 per diluted share, in the third quarter and $5.9 million, or $0.20 per diluted share, in the fourth quarter a year ago.

    Fourth quarter orders were $72.3 million, up 18% compared with $61.1 million in the fourth quarter of 2006. Although approximately flat compared to the third quarter, orders exceeded $70 million for two consecutive quarters for the first time since 2001. Orders for the fourth quarter reflected an increase from the prior quarter in the components and interconnect market segments. Semiconductor orders were down sequentially due to the timing of large capacity purchases in the third quarter; however, fourth quarter order activity in this segment was the second highest level in the last six quarters. Deferred revenue decreased slightly from the third quarter, ending the fourth quarter at $12.3 million.

    Fiscal year 2007 revenue was $250.8 million, up 21% compared to $207.0 million in fiscal 2006. Operating income for the year was $24.2 million, more than double the $11.7 million from the prior year. Net income for the year was $23.5 million, or $0.80 per diluted share, compared with net income of $20.8 million, or $0.72 per diluted share in the prior year.

    Net orders for fiscal year 2007 were $275.3 million, an increase of 29% compared with $213.8 million in fiscal year 2006.

    "Continued strong performance through the fourth quarter resulted in our best overall fiscal year since 2001," noted Nick Konidaris, ESI president and CEO. "As a result of strong demand and the successful introduction of key new products during 2007, we delivered significant year-over-year gains in orders, sales and profitability to our shareholders. The 29% growth in annual orders, coupled with 21% growth in annual shipments, allowed us to finish the year with approximately $57 million in backlog, an increase of 14% compared to fiscal year-end 2006."

    Gross margin of 46% in the fourth quarter increased from 42% in the third quarter. The increase in margins was due to a favorable shift in sales mix combined with volume-related efficiencies.

    Operating expenses were $22.8 million in the fourth quarter, up $1.8 million from the prior quarter. The increase was primarily the result of variable expenses related to the growth in business for the fourth quarter. As a percent of revenue, operating expenses improved four percentage points to 32%.

    Other income of $2.6 million was down slightly from the third quarter.

    Income tax expense for the fourth quarter was $5.2 million, an effective tax rate of 40%. The increase in the quarter's tax rate over prior projections was primarily due to new technical guidance issued by the IRS in June 2007. Consideration of this new guidance resulted in an increase of $1 million in tax expense, or approximately 8% of the fourth quarter's income before taxes. The effective annual tax rate for fiscal year 2007 was approximately 32%.

    Cash and investments were $229 million, up $3 million from the third quarter of fiscal 2007. The increase was primarily the result of cash provided by operating activities of $14 million, offset by ESI share repurchases of $10 million. The company purchased approximately 500 thousand shares in the fourth quarter as part of its on-going stock repurchase program, which began mid-quarter.

    Accounts receivable for the quarter were $56 million, up slightly compared to third quarter levels.

    Inventories of $81 million increased $5 million from the prior quarter, primarily in raw materials and work-in-process, due to the expected ramp in activity over the next several months.

    Due to the recently announced change in our fiscal year-end, the following outlook is for the four-month period ending September 29, 2007.

    Konidaris added, "Excluding the impact from the acquisition of New Wave Research (NWR), for the upcoming four-month reporting period we expect shipments and revenue to be approximately $85 to $95 million. The gross margin percentage is expected to be approximately flat with the fourth quarter. Operating expenses are expected to range from $30 to $31 million for the four-month period. We estimate net interest and other income will be slightly less than $3 million. The effective tax rate is anticipated to be approximately 36%."

    "We believe the addition of NWR will contribute an additional $7 to $8 million in revenue from the anticipated closing date in the third week of July through the period ending September 29, 2007," Konidaris continued. "Associated gross margin for NWR is expected to be in the range of 45-50% before the impact of purchase-accounting adjustments. Operating expenses are expected to be approximately 40% of revenue, excluding integration costs. The impact of purchase-accounting adjustments to our consolidated financial results will not be finalized until after the transaction closes."

    "Moving forward, we are positioned to grow in new and exciting markets as well as our existing markets. We look forward to another successful year in 2008."

    The company will hold a conference call today at 5:00 p.m. Eastern Time. The session will include a review of the financial results, operational performance, business outlook, and a question and answer period.

    The conference call can be accessed by calling 800-374-2470 (domestic participants) or 706-634-5108 (international participants). The conference ID number is 5182159. A live audio Web cast can be accessed at www.esi.com. Upon completion of the call, an audio replay will be accessible through July 26, 2007 at 800-642-1687 (domestic participants) or 706-645-9291 (international participants). The audio replay will also be available on the ESI Web site.

    About ESI

    ESI is a pioneer and leading supplier of world-class production laser systems that help its microelectronics customers achieve compelling yield and productivity gains. The company's industry-leading, application-specific products enhance electronic-device performance in three key sectors--semiconductors, components and electronic interconnect--by enabling precision fine-tuning of device microfeatures in high-volume manufacturing environments. Founded in 1944, ESI is headquartered in Portland, Ore. More information is available at www.esi.com.

    Forward-Looking Statements

    This press release includes forward-looking statements concerning the markets we serve, shipments and revenue, gross margins, operating expenses, the impact of the NWR acquisition, non-operating income, and tax rates. Actual results may differ materially from those in the forward-looking statements. Risks and uncertainties that may affect the forward-looking statements include: the relative strength and volatility of the electronics industry - which is dependent on many factors including component prices, global economic strength and political stability, and overall demand for electronic devices (such as capacitors, semiconductor memory devices and advanced electronic packages) used in wireless telecommunications equipment, computers and consumer and automotive electronics; the risk that customer orders may be canceled or delayed; the ability of the company to respond promptly to customer requirements; the ability of the company to develop, manufacture and successfully deliver new products and enhancements; the risk that customer acceptance of new or customized products may be delayed; the ability of the company to achieve anticipated cost reductions and savings; the company's need to continue investing in research and development; the company's ability to hire and retain key employees; the timing of the closing of the NWR acquisition; the company's ability to successfully integrate NWR; the risk of disruptions to the business of NWR resulting from the acquisition; the company's ability to create and sustain intellectual property protection around its products; the company's ability to utilize recorded deferred tax assets; taxes, interest or penalties resulting from tax audits; and changes in tax laws or the interpretation of such tax laws.

                 Electro Scientific Industries, Inc.

                           FY 2007 Results
                (In thousands, except per share data)
                             (Unaudited)

Operating Results:     Three Months Ended       Twelve Months Ended
                   ------------------------- -------------------------

                   Jun. 2, 2007 Jun. 3, 2006 Jun. 2, 2007 Jun. 3, 2006
                   ------------ ------------ ------------ ------------

Net sales          $     71,744 $     57,918 $   250,824  $   207,006
Cost of sales            38,468       32,142     142,054      115,518
                   ------------ ------------ ------------ ------------
Gross profit             33,276       25,776     108,770       91,488
Operating
 expenses:
  Selling, service
   and
   administration        13,163       12,226      49,119       45,955
  Research,
   development and
   engineering            9,660        9,317      37,703       33,837
  Insurance
   recoveries                 -            -      (2,287)           -
                   ------------ ------------ ------------ ------------
  Total operating
   expenses              22,823       21,543      84,535       79,792
                   ------------ ------------ ------------ ------------
Operating income         10,453        4,233      24,235       11,696
Interest and other
 income, net              2,607        2,281      10,392        7,591
                   ------------ ------------ ------------ ------------
Income before
 income taxes            13,060        6,514      34,627       19,287
Provision for
 (benefit from)
 income taxes             5,161          583      11,103       (1,536)
                   ------------ ------------ ------------ ------------
  Net income       $      7,899 $      5,931 $    23,524  $    20,823
                   ============ ============ ============ ============

Net income per
 share - basic     $       0.27 $       0.20 $      0.81  $      0.72
                   ============ ============ ============ ============

Net income per
 share - diluted   $       0.27 $       0.20 $      0.80  $      0.72
                   ============ ============ ============ ============


                 Electro Scientific Industries, Inc.

                     Analysis of FY 2007 Results
                  (Dollars and shares in thousands)
                             (Unaudited)

                       Three Months Ended       Twelve Months Ended
                   ------------------------- -------------------------

                   Jun. 2, 2007 Jun. 3, 2006 Jun. 2, 2007 Jun. 3, 2006
                   ------------ ------------ ------------ ------------
Sales detail:

  Semiconductor
   Group           $     50,166 $     33,029 $    145,381 $    126,682

  Passive
   Components
   Group                 12,784       14,044       63,093       46,305

  Electronic
   Interconnect
   Group                  8,794       10,845       42,350       34,019
                   ------------ ------------ ------------ ------------

  Total            $     71,744 $     57,918 $    250,824 $    207,006
                   ============ ============ ============ ============





Gross margin %              46%          45%          43%          44%

Selling, service
 and
 administration
 expense % (a)              18%          21%          19%          22%

Research,
 development and
 engineering
 expense %                  13%          16%          15%          16%

Operating income %          15%           7%          10%           6%

Effective tax rate
 %                          40%           9%          32%          -8%

Average shares
 outstanding -
 basic                   29,111       29,024       29,125       28,823

Average shares
 outstanding -
 diluted                 29,457       29,236       29,379       29,078

End of period
 employees                  585          603          585          603



(a) Includes insurance recoveries.


                 Electro Scientific Industries, Inc.

                           FY 2007 Results
                        (Amounts in thousands)
                             (Unaudited)

Financial Position As Of:       Jun. 2, 2007 Mar. 3, 2007 Jun. 3, 2006
                                ------------ ------------ ------------

Assets
Current assets:
   Cash and cash equivalents    $    100,462 $     93,589 $    79,961
   Marketable securities             124,607      125,599     140,106
                                 -----------  -----------  -----------
      Total cash and securities      225,069      219,188     220,067

   Trade receivables, net             55,722       54,249      47,978
   Income tax refund receivable          696          680       1,570
   Inventories                        80,981       76,252      63,834
   Shipped systems pending
    acceptance                         1,817        2,469       3,941
   Deferred income taxes, net          9,504        9,240       9,682
   Prepaid and other current
    assets                             5,080        6,556       4,410
                                 -----------  -----------  -----------
      Total current assets           378,869      368,634     351,482

Long-term marketable securities        3,622        6,671       9,265
Property, plant and equipment,
 net                                  43,859       44,269      43,338
Deferred income taxes, net            11,246       13,916      15,618
Other assets                          28,072       30,179      17,762
                                 -----------  -----------  -----------
      Total assets              $    465,668 $    463,669 $   437,465
                                 ===========  ===========  ===========

Liabilities and shareholders'
 equity
Current liabilities:
   Accounts payable             $     13,826 $     13,506 $    11,272
   Accrued liabilities                31,222       27,281      24,705
   Deferred revenue                   12,290       13,474      13,321
                                 -----------  -----------  -----------
      Total current liabilities       57,338       54,261      49,298

Shareholders' equity:
Preferred and common stock           162,719      171,528     166,459
Retained earnings                    245,546      237,647     222,022
Accumulated other comprehensive
 income (loss)                            65          233        (314)
                                 -----------  -----------  -----------
      Total shareholders'
       equity                        408,330      409,408     388,167
                                 -----------  -----------  -----------
      Total liabilities and
       shareholders' equity     $    465,668 $    463,669 $   437,465
                                 ===========  ===========  ===========


End of period shares
 outstanding                          28,766       29,216      29,051
                                 ===========  ===========  ===========

Total cash and investments      $    228,691 $    225,859 $   229,332
                                 ===========  ===========  ===========


                 Electro Scientific Industries, Inc.

                           FY 2007 Results
                        (Amounts in thousands)
                             (Unaudited)

Consolidated Statements of Cash Flows:          Twelve Months Ended
                                             -------------------------

                                             Jun. 2, 2007 Jun. 3, 2006
                                             ------------ ------------

CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                $    23,524  $    20,823
Adjustments to reconcile net income to net
 cash provided by operating activities:
   Depreciation and amortization                   8,370        7,914
   Stock-based compensation expense                2,884        1,353
   Tax benefit of stock options exercised              -        1,630
   Provision for (recovery of) doubtful
    accounts                                         103         (153)
   Loss on disposal of property and
    equipment                                          2           79
   Insurance recovery on damaged equipment        (1,287)           -
   Deferred income taxes                           4,516        2,451
Changes in operating accounts:
   Increase in trade receivables, net             (8,085)     (11,329)
   Decrease in income tax refund receivable          874        7,657
   Increase in inventories                       (16,343)      (3,709)
   Decrease in shipped systems pending
    acceptance                                     2,124           73
   Increase in prepaid and other current
    assets                                          (792)      (1,125)
   Increase in accounts payable and other
    current liabilities                            8,884        2,506
   Increase (decrease) in deferred revenue        (1,031)         335
                                             ------------ ------------
Net cash provided by operating activities         23,743       28,505
                                             ------------ ------------

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment         (8,407)     (18,293)
Proceeds from the sale of property, plant
 and equipment                                         6            -
Minority equity investments                      (11,000)           -
Insurance recovery on damaged equipment            1,287            -
Change in investments, net                        21,522        8,076
Increase in other assets                            (652)      (6,750)
                                             ------------ ------------
Net cash provided by (used in) investing
 activities                                        2,756      (16,967)
                                             ------------ ------------

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from exercise of stock options and
 stock plans                                       3,318        7,109
Tax benefit realized from share options
 exercise                                            488            -
Share repurchases                                 (9,804)           -
                                             ------------ ------------
Net cash provided by (used in) financing
 activities                                       (5,998)       7,109
                                             ------------ ------------

NET CHANGE IN CASH AND CASH EQUIVALENTS      $    20,501  $    18,647

CASH AND CASH EQUIVALENTS AT BEGINNING OF
 PERIOD                                      $    79,961  $    61,314
                                             ------------ ------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD   $   100,462  $    79,961
                                             ============ ============


    CONTACT: Electro Scientific Industries, Inc.
             Chris Butterfield, 503-672-5760